Exhibit 10.47
U-STORE-IT TRUST
Schedule of 2006 Bonus Structure for Named Executive Officers
     Fiscal year 2006 bonuses for the chief executive officer and three other most highly compensated executive officers (together, the “Named Executive Officers”) of U-Store-It Trust (the “Company”), are to be awarded based on a combination of corporate and individual performance. The Company will utilize the following allocations between corporate and individual performance:

Named Executive Officer	Allocation
	Corporate	Individual
Robert J. Amsdell Chairman of the Board and Chief Executive Officer	80%	20%

Steven G. Osgood President and Chief Financial Officer	80%	20%

Todd C. Amsdell Chief Operating Officer	80%	20%

Tedd D. Towsley Vice President and Treasurer	50%	50%
     The Compensation Committee and/or the Company’s chief executive officer can use objective metrics to measure the individual performance of the Named Executive Officer. Such metrics are to be formulated based on the goals and expectations of the individual.
     The Compensation Committee set various objective Company goals in terms of achievement of funds from operations goals and acquisitions growth with certain weightings attributable to achievement of these goals. The Committee then established various criteria for achieving “threshold,” “target,” “maximum” and “superior” performance in relation to these goals.
     Under this structure, the amount of the Named Executive Officer’s bonuses may range from 40% to 150% of 2006 salary (50% to 250% of 2006 salary in the case of the Company’s chief executive officer).